SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of February 24, 2008, by and among Kanir Joint Investments (2005) Limited partnership, organized under the laws of the State of Israel (the “Purchaser”) and the sellers listed on Schedule I hereto (each a “Seller” and collectively, the “Sellers”).

W I T N E S S E T H:

WHEREAS, the Sellers own ordinary shares, par value NIS 1.00 per share (the “Securities”), of Nur Macroprinters Ltd., a company organized under the laws of the State of Israel (the “Company”), as set forth on Schedule I hereto; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Purchaser desires to Purchase the Securities from the Sellers and the Sellers desire to sell the Securities to the Purchaser.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Sellers agree as follows:

SECTION 1. DEFINITIONS

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” of a specified Person shall mean a Person that directly or indirectly controls or is controlled by, or is under common control with, such specified Person. For this purpose, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean a day other than a Friday or Saturday or other day on which banks in the State of Israel are not required or authorized to close.

“Encumbrances” shall mean mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands, voting trusts, voting agreements, rights of first offer or refusal and equities of any nature whatsoever and howsoever arising and any rights or privileges capable of becoming any of the foregoing.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authority” shall mean any agency, department, court or any other administrative, legislative or regulatory authority of any U.S., Israeli or other governmental body.

“Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

SECTION 2. PURCHASE AND SALE OF SECURITIES

2.1 Purchase and Sale of the Securities.

(a) Subject to the terms and conditions set forth in this Agreement and in reliance upon each party’s representations set forth below, the Purchaser hereby agrees to purchase from each Seller and each Seller agrees to sell, transfer, convey and deliver to the Purchaser, free and clear of all Encumbrances, the Securities set forth opposite such Seller’s name on Schedule I hereto for the consideration specified in Section 2.1(b) below.

(b) The purchase price for the Securities shall be $0.75 per share (subject to equitable adjustment for stock splits, recombinations and similar events occurring between the date hereof and the Closing Date) (collectively, the “Purchase Price”). Except as otherwise indicated, all references in this Agreement to “$” or “dollars” shall be to US dollars (US$).

(c)  Concurrently with the execution of this Agreement, each Seller shall (i) deliver or shall cause to be delivered to the Purchaser copies of an Escrow Agreement in substantially the form set forth as Exhibit A hereto among the Purchaser, the Sellers and the designated Escrow Agent (the “Escrow Agreement”) duly executed by the Seller and (ii) deliver or cause to be delivered to the Escrow Agent: (A) any and all original certificates and instruments evidencing the Securities, (B) a transfer deed in respect of the Securities executed in blank and (C) assignment documents evidencing the assignment of any and all registration rights relating to the Securities (the items mentioned in sub-clauses (A), (B) and (C) shall be referred to collectively as the “Conveyance Documents”).

(d) Concurrently with the execution of this Agreement, the Purchaser shall deliver or cause to be delivered to the Sellers (i) copies of the Escrow Agreement duly executed by Purchaser and (ii) funds in US dollars equal to five percent (5%) of the aggregate Purchase Price as set forth on Schedule I (the “Down Payment”), by way of wire transfer to the account set forth on Schedule I or designated in writing by the applicable Seller.

(e)  Within 30 days following the date hereof, the Purchaser shall transfer or cause to be transferred to the Sellers the balance of the aggregate Purchase Price (i.e., ninety-five percent (95%) of the aggregate Purchase Price as set forth on Schedule I) (the “Final Payment”), by way of wire transfer to the account set forth on Schedule I or designated in writing by the applicable Seller, and pursuant to the terms of the Escrow Agreement, the Escrow Agent shall release the Conveyance Documents to the Purchaser. The date of such release shall be referred to herein as the “Closing Date”.

(f) If the Purchaser shall not have so transferred the Final Payment to any Sellers by 30-day deadline, such Sellers shall be entitled to demand the return of the applicable Conveyance Documents from the Escrow Agent and to retain the applicable Down Payment.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, for itself and for no other Seller, hereby represents and warrants to the Purchaser as of the date hereof and the Closing Date, as follows:

3.1 Organization; Authorization; Enforcement. If such Seller is an entity, such Seller is an entity duly organized and validly existing under the laws of the jurisdiction of its organization and has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery by such Seller of this Agreement and the consummation by it of the transactions contemplated hereby has been duly authorized by all necessary action on the part of such Seller and no further action is required by such Seller. This Agreement has been duly executed by such Seller and constitutes the valid and legally binding obligation of such Seller, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

3.3 Ownership of Securities. Such Seller (i) is the sole record owner and legal owner of the Securities set forth opposite such Seller’s name on Schedule I, and (ii) has good, valid and marketable title to such Securities free and clear of all Encumbrances. Seller has no reason to believe that the Securities have not been duly and validly issued. When delivered to the Purchaser pursuant to the terms hereof, the Securities shall be fully paid and nonassessable, free and clear of all Encumbrances.

3.4 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any (A) statute, law regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which Seller is subject or (B) if such Seller is an entity, any provision of such Seller’s organizational documents (each as amended through the date hereof) or (ii) require any notice or consent under, any agreement to which such Seller is a party or by which such Seller is bound or to which the Securities are or may be bound or affected or result in the imposition of any Encumbrance upon the Securities or (C) require the Seller to give any notice to, make any filings with, or obtain any authorization of any Governmental Authority.

3.6 Exempt Offering. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 4.2, the offer and sale of the Securities as contemplated hereby are, to the best knowledge of the Sellers, exempt from the registration requirements of the Securities Act. Neither such Seller nor any Person acting on its behalf has taken or is, to the knowledge of such Seller, contemplating taking any action which could subject the offering or sale of such Securities to the registration requirements of the Securities Act. Neither such Seller, nor any of its Affiliates, nor any Person acting on their behalf, has engaged, nor will they engage, in any “direct selling efforts” (within the meaning ascribed to such term in Regulation S promulgated under the Securities Act (“Regulation S”)) with respect to the sale of the Securities. The sale of the Securities by such Seller is not part of a plan or scheme to evade the registration requirements of the Securities Act.

3.7 Fees. No fees or commissions will be payable by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement based on any arrangement made by or on behalf of such Seller.

3.8 Adequacy of Purchase Price. Such Seller is aware that the Purchaser in the future may generate greater value with respect to its Securities than such Seller will receive for such Securities pursuant to this Agreement, especially since the Purchaser is a member of the controlling group of the Company and the Securities may be added to the control block. Such Seller is also aware that the Purchaser may purchase securities of the Company from other shareholders of the Company, including large shareholders, either alone or together with other purchasers, for consideration that may exceed the consideration payable pursuant to this Agreement and/or pursuant to other terms and conditions that may be more favorable to the sellers than the terms and conditions of this Agreement. Such Seller waives any right to receive any consideration for selling its Securities to the Purchaser (other than the consideration specifically payable pursuant to this Agreement) and waives any possible claim against the Purchaser with respect to the fairness of the purchase price payable hereunder.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers, as of the date hereof and the Closing Date, as follows:

4.1 Organization; Authorization; Enforcement. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The purchase by the Purchaser of the Securities has been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed by the Purchaser and constitutes the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

4.2 Exempt Offering.

(a) The Purchaser understands and agrees that the Securities have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Purchaser warrants that neither it nor any of its Affiliates nor any Person acting on their behalf has offered or sold, or will offer or sell, any Securities except in an “offshore transaction” in accordance with Regulation S or otherwise pursuant to an exemption from the Securities Act.

(b) No Persons acting on behalf of the Purchaser or any of its Affiliates has engaged or will engage in any “directed selling efforts” (as such term is defined in Regulation S) with respect to the Securities.

(c) The Purchaser is an experienced investor and is purchasing the Securities for the purpose of investment for its own account and not with a view to distribution or resale, directly or indirectly, to United States persons, in the United States or otherwise in violation of the United States securities laws, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Securities in compliance with applicable securities laws. The Purchaser is not located in the United States and is not a “U.S. person” (as defined in Regulation S).

(d) The contemplated purchase of the Securities is not part of a plan or scheme to evade the registration provisions of the Securities Act.

4.3 Fees. No fees or commissions will be payable by the Sellers to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Purchaser.

4.4 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any (A) statute, law regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Purchaser is subject or (B) any provision of the Purchaser’s organizational documents (each as amended through the date hereof) or (ii) require any notice or consent under, any agreement to which the Purchaser is a party or by which the Purchaser is bound.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Further Assurance. Each of the parties shall promptly execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

5.2 Publicity and Confidentiality. The parties shall not disclose the terms of this Agreement to any third party, nor issue any press release, publicity statement or other public notice relating to this Agreement or the transactions contemplated by this Agreement without first obtaining the prior consent of the other parties to this Agreement, provided that a party shall not be precluded from making such filings or giving such notices as may be required by law or the rules of any stock market, including without limitation, with an amendment to the Purchaser’s Schedule 13D.

5.3 Dividends and Distributions. The Sellers will promptly pay or transfer to or to the order of the Purchaser, upon receipt by the Sellers, any dividend or distribution declared or other rights declared or distributed by the Company in respect of the Securities for which a record date occurs on or after the Closing Date and which are paid or distributed by the Company to the Sellers after the Closing Date.

5.4 Withholding Tax. The Purchaser shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to any Seller the amounts required to be deducted and withheld from any payment pursuant to this Agreement under any applicable law, provided, however, that if the Sellers obtain a tax ruling and/or exemption from any applicable Governmental Authority in a form reasonably satisfactory to the Purchaser, deduction and withholding of any amounts under the tax laws of such Governmental Authority’s jurisdiction shall be made only in accordance with the provisions of such ruling and/or exemption. To the extent that amounts are so withheld by the Purchaser, such withheld amounts (i) shall be remitted by the Purchaser to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the applicable Seller in respect of which such deduction and withholding was made by the Purchaser.

5.5 Severability Among the Sellers. This Agreement is drafted as one Agreement between the Purchaser and the Sellers as a group, for the sake of convenience only. However, subject to the following sentence, it is confirmed and agreed that there shall be no joint liability among the Sellers, and a failure to perform by one Seller shall not be attached to any other Seller, and that, subject to the other terms of this Agreement, the Purchaser shall not be entitled to rescind or terminate this Agreement as to those Sellers who have performed their obligations hereunder.

SECTION 6. MISCELLANEOUS

6.1 Survival of Representations and Warranties. The representations and warranties of the Sellers and the Purchaser contained in Sections 3 and 4, respectively, shall survive the Closing Date.

6.2 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced solely in accordance with the internal laws of the State of Israel, without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of either the Tel-Aviv courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.

6.3 Paragraph and Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

6.4 Notices

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by a U.S.- based overnight courier or by registered mail or certified mail, postage prepaid:

if to the Purchaser:
Kanir Joint Investments (2005) Limited partnership
c/o Goldfarb, Levy, Eran, Meiri & Co.
2 Weizmann Street
Tel-Aviv 64239, Israel
Facsimile: +972-3-608-9908
Attention: Adam M. Klein, Adv.

each notice to the Purchaser, with a copy to (which shall not constitute notice):

Goldfarb, Levy, Eran, Meiri & Co.
2 Weizmann Street
Tel-Aviv 64239, Israel
Facsimile: +972-3-608-9908
Attention: Adam M. Klein, Adv.

if to the Sellers: to the addresses set forth in Schedule II.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery (of if such date is not a Business Day, on the next Business Day); if mailed by courier, on the second Business Day following the date of such mailing; and if mailed by registered or certified mail, on the fifth Business Day after the date of such mailing.

6.5 Expenses. The parties acknowledge that, unless otherwise provided herein, all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby are the sole responsibility of each respective party and the parties will pay their respective costs and expenses.

6.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. No party shall be entitled to assign this Agreement without the consent of the other parties.

6.7 Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understandings of the parties hereto and supersedes all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Sellers and the Purchaser. Notwithstanding the foregoing, subject to the applicable securities law, the Purchaser shall be entitled to assign this Agreement to any Affiliates of the Purchaser without such consent, provided that at the time of such assignment, (i) each Seller is given written notice by the Purchaser at the time of such assignment stating the name and address of such assignee, and the number of Securities with respect to which such assignment is being made, and that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation, the provisions of this Section 6.7 and (ii) each assignee shall furnish the Sellers and with the assignee's written agreement to be bound by this Agreement and confirming the accuracy of the representations and warranties set forth in Section 3 with respect to such assignee. Notwithstanding any such assignment, the Purchaser shall continue to be responsible for the timely and full payment of the Purchase Price to each Seller.

6.8 Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

6.10 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Sellers will be entitled to specific performance under this Agreement.

6.11 No Third-Party Beneficiaries. Except as otherwise set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assignees.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF the parties have signed this Securities Purchase Agreement as of the date first hereinabove set forth.

THE PURCHASER:

Kanir Joint Investments (2005) Limited partnership

By: KANIR INVESTMENTS LTD.
Its General Partner

By:	/s/ Ran Fridrich
	Name:	Ran Fridrich
	Title:	Director

By:	/s/ Menahem Raphael
	Name:	Menahem Raphael
	Title:	Director

THE SELLERS:

/s/ Yonatan Malca
Name: Yonatan Malca

Schedule I

The Sellers

Seller Name and Address	No. of Shares	Aggregate Purchase Price ($)	Down Payment ($) (5%)	Final Payment ($) (95%)	Wire Instructions for Seller’s Account
Yonatan Malca	162,500	121,875	6,094	115,781